Exhibit 99.1

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Bradley E. Larson Chief Executive Officer www.MeadowValley.com
Meadow Valley Adopts Shareholder Rights Plan
     PHOENIX, ARIZONA, February 14, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that its Board of Directors has adopted a Shareholder Rights Plan.
     Chief Executive Officer Bradley Larson said, “The Board’s decision to adopt the Shareholder Rights Plan was not in response to any known effort to acquire control of the company. Rather, it was to insure, to the extent possible, that all shareholders receive fair and equal treatment in the event of a proposed takeover, and to protect the company and its shareholders from abusive acquisition tactics and inadequate or coercive takeover bids. We believe that the Plan protects the interests of our shareholders by encouraging potential buyers to negotiate directly with the Board, and provides the Board with the leverage to maximize shareholder value.”
     In conjunction with the Plan, the Board of Directors has declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Meadow Valley common stock. The dividend will be distributed to shareholders of record as of the close of business on February 15, 2007. The Rights will be exercisable only upon the occurrence of certain triggering events involving the acquisition of at least 15% of the Company’s common stock by an individual or group, as defined in the Rights Plan (an “Acquiring Person”), at which time each Right would enable the holder to buy one-thousandth of a share of the Company’s Series A Preferred Stock at an exercise price of $50, subject to adjustment. The Rights may be redeemed by the Board of Directors at a redemption price of $0.01 per Right at any time prior to the announcement by the Company that a person or group has become an Acquiring Person.
     Subject to certain exceptions, in the event that the 15% threshold is crossed by an Acquiring Person without the approval of the Board of Directors, each holder of a Right (except the Acquiring Person and certain other persons as described in the Plan) will no longer have the right to purchase units of Preferred Stock, but instead will then have the right to receive, upon exercise of the Right, shares of Common Stock of the Company having a current market price (as defined in the Rights Agreement) equal to two times the then current exercise price of the Right. In addition, if there is a business combination between the Company and an Acquiring Person, or in certain other circumstances, each Right (if not previously exercised) would entitle the holder (other than the Acquiring Person) to purchase shares of common stock of the Acquiring Person at one-half of the market price of those shares.
     The Plan will expire on February 14, 2017 unless the Rights are earlier redeemed or exchanged by the Company.
     The Company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the Shareholder Rights Plan. The Form 8-K will include a copy of the Rights Agreement governing the Plan as an exhibit. A summary of the terms of the rights plan will be mailed to each stockholder of record as of the close of business on February 15, 2007.

Meadow Valley Adopts Stockholder Rights Plan
February 14, 2007
Page Two
About Meadow Valley
      Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Southern Nevada and Arizona.
Forward-Looking Statements
      Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended September 30, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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